                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               MYLEX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

   [LOGO]

                                 June 11, 1997

Dear Mylex Stockholder:

    Your Board of Directors has announced the adoption of a Common Stock Rights Plan. This letter explains our reasons for adopting the Plan and, together with the enclosed document captioned, "Summary of Rights to Purchase Common Stock," provides detailed information about the Plan. We urge you to read carefully the Summary of Rights.

    The Plan is intended to protect your interests in the event the Company is confronted with coercive or unfair takeover tactics. The Plan contains provisions to safeguard you in the event of an unsolicited offer to acquire the Company, whether through a gradual accumulation of shares of Common Stock in the open market, a partial or two-tiered tender offer that does not treat all stockholders equally, the acquisition in the open market or otherwise of shares of Common Stock constituting control without offering fair value to all stockholders, or other abusive takeover tactics which can arise in today's takeover environment and which your Board believes are not in the best interests of the Company's stockholders. These tactics can unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares.

    A large percentage of public companies have adopted Rights Plans very similar to the one that we have adopted. We consider this Rights Plans to be one of the best available means of protecting your right to retain your equity investment in the Company and the full value of that investment, while not preventing a fair acquisition bid for the Company.

    The Plan is not intended to prevent a takeover of the Company on terms that are favorable and fair to all stockholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors which actions are calculated to deprive the Company's Board of Directors and its stockholders of their ability to determine the destiny of the Company.

    The mere declaration of the Rights dividend should not, however, affect any prospective offeror willing to negotiate with your Board of Directors. The Rights may generally be redeemed by the Company at $.01 per Right at any time prior to their exercisability triggered by the acquisition of 20% or more of the Company's shares of Common Stock by any person or group. Accordingly the Rights should not interfere with any merger or other business combination approved by your Board.

    Issuance of the Rights does not weaken the financial strength of the Company nor interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to you, and will not change the way in which you can currently trade the Company's shares of Common Stock. As explained in detail in the Summary of Rights, the Rights will only be exercisable if and when an even arises which triggers their effectiveness. They will then operate to protect you against being deprived of your right to share in the full measure of your Company's long-term potential.

    Your Board was aware when it acted that some people have advanced arguments that securities of the type we are issuing deter legitimate acquisition proposals. We carefully considered these views and concluded that the arguments are speculative and do not justify leaving stockholders without this protection against unfair treatment by an acquiror -- who, after all, is seeking his own company's advantage, not yours. Your Board believes that these Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by today's takeover environment.

    We believe that there are substantial long-term values inherent in our Company, and we are working hard to achieve those values. Building our basic business for the future and striving to maximize stockholder values are the preeminent goals of your management and Board of Directors.

                                          Sincerely,

                                          /s/ Al Montross

                                          Al Montross
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               MYLEX CORPORATION
                   SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

    On May 12, 1997, the Board of Directors of Mylex Corporation (the "Company") authorized the distribution of one common stock purchase right (a "Right") for each outstanding share of common stock, $0.01 par value per share, of the Company ("Common Stock") to stockholders of record at the close of business on May 23, 1997 (the "Record Date"). In addition, the Company has authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date or Expiration Date (as such terms are hereinafter defined) or the date, if any, on which the Rights may be redeemed. Each Right, when exercisable, entitles the registered holder to purchase from the Company a quarter ( 1/4) share of Common Stock (or other shares, securities or property, as the case may be, of equivalent value) at a price of $2.65 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent.

    Initially, the Rights will not be exercisable and will be attached to, and evidenced only by, the Common Stock certificates representing the shares of Common Stock then outstanding. The Rights will become exercisable, will separate from the Common Stock, and will become transferrable apart from the Common Stock on a date (the "Distribution Date") that is the earlier of the close of business on the tenth business day following (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired or obtained the right to acquire, in a transaction or series of transactions not approved by the Board of Directors of the Company (the "Board"), beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Shares Acquisition Date") or (ii) the commencement of a tender or exchange offer by any person (other than the Company or an employee benefit plan of the Company or any of its subsidiaries) for 20% or more of the outstanding shares of Common Stock.

    Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Stock certificates to which the Rights are attached. New Common Stock certificates after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference, and the surrender for transfer of any certificates for Common Stock outstanding on or after the Record Date, with or without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights.

    In the event that at any time following the Distribution Date, (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Company's Common Stock is not changed or exchanged, (ii) a person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock (except pursuant to an offer for which all outstanding shares of Common Stock which the Continuing Directors (as defined) determine to be fair to and otherwise in the best interest of the Company and its stockholders), (iii) an Acquiring Person engages in one or more "self dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company, subject to certain limitations) having a value equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, all Rights that are, under certain circumstances specified in the Rights Agreement were, beneficially owned by an Acquiring Person (or any of its affiliates or associates, as defined) will be null and void. The Rights are, however, not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company.

    For example, at a Purchase Price of $2.65 per Right, each Right not owned by an Acquiring Person (or certain related parties) following an event described in the preceding paragraph would entitle its holder to purchase $5.30 worth of Common Stock (or other consideration) as noted above, for $2.65. Assuming that the Common Stock had a per share value of $10.60 at such time, the holder of each valid Right would be entitled to purchase one-half ( 1/2) share of Common Stock for $2.65.

    In the event that at any time following the Share Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving Corporation, or (ii) 50 percent or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof and payment of the then current Purchase Price, Common Stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

    The Purchase Price payable, and the number of shares of Common Stock (or the number and kind of other securities or property, as the case may be) issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision combination or reclassification of, the Common Stock, (ii) upon the grant to owners of the Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution of holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or of subscription rights or warrants (other than those referred to above)). At any time after a person or group of affiliated or associated person becomes an acquiring person, an until the beneficial ownership level of such acquiring person, together with all affiliates and associates of such acquiring person, reaches 50 percent, the Board of Directors may exchange the Rights (other than the Rights held by the acquiring person, affiliates or associates of the acquiring person and certain other persons whose Rights can be traced to an acquiring person) in whole or in part, at an exchange ratio of a quarter ( 1/4) share of the Common Stock per Right. The exchange must also be approved by a majority of the Continuing Directors.

    At any time prior to the close of business on the 10th business day following the Share Acquisition Date, the Company may redeem the Rights in whole but not in part at a redemption price of $0.01 per Right. Under certain circumstances, the redemption must also be approved by a majority of the Continuing Directors. Immediately upon the action of the Board of Directors electing to redeem the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. With certain exceptions, no adjustment in the Purchase Price will be required until accumulative adjustments amount to at least 1 percent of the Purchase Price. No fractional shares will be issued and in lieu thereof an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

    The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person or an affiliate or associate of an Acquiring Person or any representative of the foregoing entities.

    Until the Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    At any time prior to the Distribution Date, the Board of Directors may amend any provision of the Rights Agreement in any manner, including to change the Purchase Price, without the approval of the holders of the Common Stock. Thereafter, subject to certain limitations, the Board of Directors (with the concurrence of the Continuing Directors) may amend the Rights Agreement without the approval of the holders of the Common Stock in order to cure any ambiguity, to make changes which do not adversely affect the interest of holders of Rights (excluding the interest of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A dated June 11, 1997. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is hereby incorporated herein by reference.

   [LOGO]

                                 June   , 1997

Dear Fellow Stockholder:

    The Board of Directors of Mylex Corporation are pleased to invite you to attend the Company's 1997 Annual Meeting of Stockholders to be held on
       July   , 1997, at 2:00 p.m., at the Holiday Inn, located at 625 El Camino
Real, Palo Alto, California 94301.

    At the meeting, we will vote to elect seven directors and vote on the proposals described in the accompanying Notice and Proxy Statement. We will also report to you on the operations of the Company. You will have the opportunity to ask questions about the business that may be of general interest to stockholders.

    I urge you to vote your proxy as soon as possible. Your vote is very important regardless of the number of shares you own. Please mark, sign and date each proxy card you receive and return it, at your earliest convenience, in the postage-paid envelope provided, even if you currently plan to attend the Annual Meeting. Returning your proxy card will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend. I encourage you to vote "FOR" each of the Board's nominees for director and "FOR" each of the proposals discussed in the accompanying Notice and Proxy Statement.

    Please vote and promptly return your proxy card.

                                          Sincerely,

                                          /s/ Al Montross

                                          Al Montross
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                               MYLEX CORPORATION

                               ------------------

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

                             ---------------------

TO THE STOCKHOLDERS OF MYLEX CORPORATION:

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Mylex
Corporation, a Delaware corporation (the "Company"), will be held on        July
  , 1997, at 2:00 p.m. at the Holiday Inn, located at 625 El Camino Real, Palo Alto, California 94301, for the following purposes:

    1.  To elect seven directors as follows:

       (a) if Proposal 3(a) below is approved, two directors to serve a three-year term, two directors to serve a two-year term, and three directors to serve a one-year term; or

       (b) if Proposal 3(a) below is not approved, seven directors to serve a one-year term.

    2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $0.01 par value, of the Company from 40,000,000 shares to 120,000,000 shares for the purposes described in the accompanying Proxy Statement.

    3.  To approve further amendments to the Company's Certificate of
       Incorporation:

       (a) to provide for the classification of the Board of Directors and related matters;

       (b) to limit stockholder action by written consent;

       (c) to limit the calling of special meetings of the stockholders.

    4. To approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 1,900,000, for an aggregate of 4,825,000 shares.

    5. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants of the Company for the fiscal year ending December 31, 1997.

    6. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on May 23, 1997 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

                                          By Order of the Board of Directors,

                                          /s/ Al Montross Al Montross
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Fremont, California
June  , 1997

                             YOUR VOTE IS IMPORTANT.
 IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                     [LOGO]

                               MYLEX CORPORATION

                               ------------------

                                PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1997

GENERAL

    This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Mylex Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be
held on July   , 1997, at 2:00 p.m. at the Holiday Inn, 625 El Camino Real, Palo
Alto, California 94301, or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's telephone number is (510) 796-6100.

    This Proxy Statement and the accompanying proxy card are first being mailed
on or about June   , 1997 to all stockholders entitled to notice of and vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

    Only stockholders of record at the close of business on May 23, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding voting securities of the Company at May 9, 1997 consisted of 20,811,501 shares of Common Stock, par value $0.01.

REVOCABILITY OF PROXIES

    The enclosed Proxy is revocable at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the proxy holders to his or her proxy.

VOTING AND SOLICITATION

    Each outstanding share of the Company's Common Stock is entitled to one vote on all matters submitted to a vote at a meeting of stockholders.

    The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company has contracted with an investor communications firm, Georgeson & Company Inc., to solicit proxies by telephone or mail. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegraph, telefax, or otherwise. If not otherwise specified, all proxies received pursuant to this solicitation will be voted FOR each of the proposals identified in the foregoing Notice and described herein.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The Company's Bylaws provide that the presence in person or by proxy of stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote shall constitute a quorum at an annual meeting of stockholders.

    For determining whether a proposal has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote. However, broker non-votes shares that abstain and shares for which the authority to vote is withheld on certain matters will be treated as present for quorum purposes on all matters.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than on March 20, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Bylaws provide that the Board of Directors shall consist of one (1) or more members. The specific number of Board members is established by the Board of Directors and is currently set at seven. The six persons now serving on the Board and a seventh person not presently on the Board are being proposed for election to the Board of Directors at the 1997 Annual Meeting of Stockholders. In connection with the election of Directors, the Board proposes the adoption of an amendment to the Certificate of Incorporation establishing a "classified board" by which the Board of Directors will be divided into three classes (see Proposal 3A hereinafter). If such amendment is adopted by the stockholders, the Board will consist of three classes with, initially, three directors in Class I and two directors in each of the other two classes. Three of the directors elected at this year's Annual Meeting will be placed in the class whose terms of office will continue until the 1998 Annual Meeting of Stockholders ("Class I"); two of the directors elected at this year's Annual Meeting will be placed in the class whose terms of office will continue until the 1999 Annual Meeting of Stockholders ("Class II"); and the other two directors elected at this year's Annual Meeting will be placed in the class whose terms of office will continue until the 2000 Annual Meeting of Stockholders ("Class III"). The identities of the directors nominated for each such class are set forth in the table below. If the amendment establishing the classified board is not adopted by the stockholders, each of the directors elected at the Annual Meeting will serve for a one-year term and until his successor is elected and qualified. The amendment provides that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits.

    While there is no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any nominee or nominees so refuse or become unable to accept, it is the intention of the persons named in the Proxy to vote for such other person or persons as the directors may recommend.

NOMINEES

    The names of the nominees for the Board of Directors and certain information about them, and the respective class in which each would serve if the classified board amendment is adopted, are set forth below.

                                                                                                    DIRECTOR       NOMINATED
NAME                               AGE                      PRINCIPAL OCCUPATION                      SINCE      FOR CLASS(1)
-----------------------------      ---      -----------------------------------------------------  -----------  ---------------
Mr. Ismael Dudhia                      62   Independent Consultant                                       1991            III

Mr. Richard Love                       63   Principal, RJL Capital Management                            1993              I

Mr. Stephen McKenzie                   67   Chief Executive Officer of Resource Management               1995             II

Dr. M. Yaqub Mirza                     50   President of Mar-Jac Investments, Inc.                       1988              I

Mr. Al Montross                        60   Chief Executive Officer and President of the Company         1994            III

Dr. Inder M. Singh                     51   Chief Executive Officer and Chairman of Lynx                 1986             II
                                              Real-Time System, Inc.

Mr. Walter Wilson                      53   President of Solectron Americas and Senior Vice            --                  I
                                              President of Solectron Corporation

------------------------

(1) Assumes adoption of the proposed amendment to establish a classified board.

    Except as set forth below, each of the nominees has been engaged in the principal occupation described above during the past five years.

ISMAEL DUDHIA

    Mr. Dudhia was elected Director of the Company in July 1991 and became Chairman in December 1993. Mr. Dudhia has been an independent consultant since late 1991. From 1983 until 1991, Mr. Dudhia was Chairman of the Board and active in the management of Coolidge Bank and Trust Company of Boston, Massachusetts, which Mr. Dudhia owned from 1986 until 1991. In 1961, Mr. Dudhia obtained a degree of Barrister-at-Law from Lincolns Inn, an education institution in England. From November 1993 until April 1994, Mr. Dudhia served as a director of Northgate Computer Systems, Inc. a Minnesota based computer company ("Northgate"). In late 1994, a liquidation of Northgate under Chapter 7 of the Federal Bankruptcy Act was converted to a reorganization under Chapter 11 of that Act.

RICHARD LOVE

    Mr. Love has served as a Director of the Company since July 1993 and was appointed Treasurer in January 1995. Mr. Love is currently a principal of RJL Capital Management of Santa Barbara, an investment management firm. From 1973 to 1988, Mr. Love served as an investment counselor, then senior partner, with Loomis, Sayles & Co. Before joining Loomis, Sayles & Co., Mr. Love held positions with James Capel Investment Banking of San Francisco from 1969 to 1973 and with Stein, Roe & Farnham from 1959 to 1969. Mr. Love attended the Lawrenceville School and received a Bachelor's degree in Metallurgical Engineering from Cornell University. He is an ICAA Chartered Investment Counselor. From July 1992 to September 1993, Mr. Love served as a member of the Board of Directors of Northgate. In late 1994, a liquidation of Northgate under Chapter 7 of the Federal Bankruptcy Act was converted to a reorganization under Chapter 11 of that Act.

STEPHEN MCKENZIE

    Mr. McKenzie was appointed Director in January 1995. Mr. McKenzie is currently Chief Executive Officer of Resource Management, a receivables financing company. From 1989 to 1991, he was Senior Vice President of Sales and Marketing and co-founder of Reply Corporation, a manufacturer of microchannel personal computers. From 1987 to 1989, Mr. McKenzie was President of Acer America, Inc., a computer clone manufacturer. He currently serves as a member of the Board of Directors of Microspeed Corporation, a manufacturer of personal computer input devices. Mr. McKenzie holds a Bachelor's degree in Political Science from the University of Nebraska.

M. YAQUB MIRZA

    Dr. Mirza has served as a Director of the Company since December 1988 and as Secretary since February 1989. He is currently President and Chief Executive Officer of Mar-Jac Investments, Inc. an investment and management consulting firm that is one of the Company's stockholders. He currently serves as a Trustee and Treasurer on the Board of Trustees of Amana Mutual Funds Trust, a mutual fund. He is also Chairman of the Board of Jugos Concetrados, S.A., which is traded on the Santiago, Chile, Stock Exchange. Dr. Mirza also serves as an officer of Safa Trust. Dr. Mirza holds a Doctorate in Physics from the University of Texas. From July 1992 until April 1994, Dr. Mirza served as a member of the Board of Directors of Northgate. In late 1994, a liquidation of Northgate under Chapter 7 of the Federal Bankruptcy Act was converted to a reorganization under Chapter 11 of that Act.

AL MONTROSS

    Mr. Montross was appointed President and Chief Executive Officer of the Company in April, 1994 and became a Director in May 1994. In September 1993, Mr. Montross joined the Company as Executive Vice President and in December 1993 was appointed Acting President and Chief Operating Officer. From August 1992 to September 1993 he held the position of Senior Vice President at Distributed Processing Technology of Maitland, Florida, a computer peripherals manufacturer. From 1989 to 1992, Mr. Montross held the position of President and Chief Operating Officer at Inacomp Computer Centers, Inc., of Troy Michigan, a computer equipment and network reseller. He currently serves as a director of American Speedy Printing Centers, Inc. Mr. Montross holds a Bachelor's degree in Economics from Siena College in New York.

INDER M. SINGH

    Dr. Singh has served as a Director of the Company since December 1986. Since March 1988, Dr. Singh has been the Chief Executive Officer and Chairman of Lynx Real-Time System, Inc., a software company. From 1985 to 1988, he was the owner and operator of Simran Associates, a computer consulting firm. From 1982 to 1985, he served as Chief Executive Officer and President of Excelan, Inc. Before forming Excelan, Inc., Dr. Singh held executive level positions with Zilog Incorporated and Amdahl Corporation. Dr. Singh holds a Doctorate in Computer Science from Yale University.

WALTER WILSON

    Mr. Wilson is currently a Senior Vice President of Solectron Corporation and the President of Solectron Americas, and has been with the electronics manufacturing services provider since 1989. Mr. Wilson directs all activities for Solectron Corporation's subsidiaries in California, Mexico, Massachusetts, North Carolina, Texas, and Washington. From 1993 until February 1996, Mr. Wilson served as President of Solectron California Corporation, the company's Silicon Valley operation. From September 1995 until February 1996, Mr. Wilson served as President of Solectron North America, a wholly-owned subsidiary of Solectron Corporation. From June 1990 until February 1996, Mr. Wilson served as Senior Vice President, Operations, of Solectron. Mr. Wilson has served as a director of Solectron Corporation since January 1995. Before joining Solectron, in a 24 year career with the IBM Corporation, Mr. Wilson served in diverse domestic and overseas management positions, including manufacturing, headquarters operations, and technology and product development. A graduate of California State Polytechnic University, Mr. Wilson holds Bachelor of Science degrees in Electrical Engineering and Applied Mathematics. He earned a Master of Business Administration degree from Santa Clara University. Mr. Wilson also serves as a director of Asyst Technologies, Inc.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

    The seven nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO
                          AMENDMENT TO CERTIFICATE OF
               INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

DESCRIPTION OF THE PROPOSED AMENDMENT

    The Board of Directors of the Company has adopted and declared it to be advisable that the stockholders of the Company approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.01 par value ("Common Stock"), authorized for issuance from 40,000,000 shares to 120,000,000 shares (the "Authorized Common Stock Amendment"), and has directed that such proposed amendment be submitted to the stockholders of the Company at the Annual Meeting for their approval.

REASONS FOR THE PROPOSED AMENDMENT

    The number of authorized shares of Common Stock of the Company is currently 40,000,000 shares. As of May 2, 1997, 20,811,501 shares of Common Stock were outstanding and 2,925,000 shares were reserved for issuance pursuant to the Company's stock option plans, leaving 16,263,499 unissued shares not reserved. On May 12, 1997, the Board of Directors of the Company authorized a dividend distribution of one common stock purchase right (a "Right") for each outstanding share of Common Stock. When exercisable, each Right entitles the holder to purchase from the Company a quarter ( 1/4) share of Common Stock at a price of $2.65 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Common Stock Rights Agreement (the "Rights Agreement") dated as of May 23, 1997, between the Company and BankBoston, N.A. as rights agent (the "Rights Agent"). The foregoing brief description of the Rights is qualified by reference to the detailed terms and conditions of the Rights Agreement. A Summary of Rights was previously distributed to the stockholders of the Company. The Rights have certain anti-takeover effects. The Rights are intended to cause substantial dilution to a person or group that attempts to acquire the Company without the approval of the Board of Directors. Following a triggering event, each Right will be adjusted to permit the holder to receive Common Stock having a value equal to two times the exercise price of the Right.

    If the Authorized Common Stock Amendment is approved, the Board intends to amend the Rights Agreement to eliminate the fractional share ( 1/4 share) arrangement under the current Rights Agreement and to substitute a Right that will entitle the holder to purchase one (1) share of Common Stock for the appropriate purchase price as then determined by the Board, subject to adjustment. Although the Rights Agreement, as currently in effect, should impose meaningful dilution on a person that attempts a takeover without Board approval, approval of the Authorized Common Stock Amendment would provide additional authorized shares of Common Stock for issuance in the event of the future exercise or exchange of Rights under the Rights Agreement and would thereby substantially increase the intended dilution and deterrent affect of the Rights Plan. Approval of the Authorized Common Stock Amendment by stockholders is not, however, a condition to the basic effectiveness of the Rights Agreement, and therefore, is not intended as a ratification of the Rights Plan.

    Based on the initial terms of the Rights and the Rights Agreement, the Board of Directors will not need to reserve all newly authorized but unissued shares of Common Stock for purposes of the Rights Plan. Accordingly, the additional authorized shares that will be available for issuance if the Authorized Common Stock Amendment is approved may be used for other purposes as described below. If the authorized Common Stock Amendment is approved, the Board intends to reserve, subject to adjustment, approximately seventy million (70,000,000) shares for possible issuance under the Rights Plan, leaving more than twenty-four million (24,000,000) shares available for other purposes.

    In addition to having additional authorized shares for purposes of the Rights Agreement, the Board of Directors believes that it is prudent to have additional authorized shares of Common Stock readily available for issuance in connection with possible future financing, corporate mergers, acquisition transactions, establishing strategic relationships with corporate partners, employee benefit plans, and for other general corporate purposes. The Authorized Common Stock Amendment will also provide a reserve of shares available for issuance in connection with possible stock splits or stock dividends. Currently, the Company has no plans, agreements or arrangements in place requiring the issuance of additional shares of Common Stock for these or other purposes, other than possible future issuances pursuant to existing share reservations for the Company's stock option plans and the Rights Agreement. Having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock, including through private placements of securities, without the delay and expense associated with seeking stockholder approval (other than stockholder approval required by applicable laws or the rules of any national securities exchange market on which the shares of Common Stock of the Company are then listed). Elimination of such delays and the expense occasioned by the necessity of obtaining stockholder approval will better enable the Company, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the Board of Directors.

TERMS OF ADDITIONAL AUTHORIZED SHARES

    The additional shares of Common Stock to be authorized by the Authorized Common Stock Amendment would, if and when issued, have rights identical to the currently outstanding shares of Common Stock. Set forth as Exhibit A is the text of Article Fourth of the Certificate of Incorporation increasing the number of shares of Common Stock that the Company has authority to issue.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

    The affirmative vote of the majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote, broker nonvotes, on the other hand, will have no effect on the outcome of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR AMENDING THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 120,000,000.

                           PROPOSALS THREE A, B AND C
                   AMENDMENTS TO CERTIFICATE OF INCORPORATION

GENERAL

    In addition to the Authorized Common Stock Amendment, the Board of Directors has unanimously approved and declared it to be advisable that the Company's stockholders approve amendments to the Certificate of Incorporation, that would:

    (1) classify the Board of Directors into three classes of directors, as nearly equal in number of directors as possible, with each director, after an interim arrangement, serving for three years, and with one class being elected each year, and adopt certain related matters (herein referred to as "Proposal 3A");

    (2) provide that stockholder action may be taken only at annual or special meetings of the stockholders and not by stockholder written consent (herein referred to as "Proposal 3B"); and

    (3) provide that special meetings of stockholders of the Company may be called only by the Company's Board of Directors pursuant to a resolution adopted by a majority of the entire Board or by an affirmative vote of 66 2/3% of all shares of capital stock entitled to vote on such matters (herein referred to as "Proposal 3C").

    The Board believes that corporations can be and are acquired and changes in control of corporations can and do occur at prices below the reasonably full fair value of the corporation's shares when their directors do not have measures in place to require an acquiror to negotiate or to pay the highest price. The Board of Directors has adopted a Common Stock Rights Plan which it believes is designed to ensure that stockholders will receive full fair value for their shares in the event of such an acquisition or change of control. Among other reasons for the proposed amendments, the Board believes they will support the efficacy of the Rights Plan. These amendments are not proposed in response to any specific effort by any person or entity, of which the Company is aware, to accumulate the Company's stock or to obtain control of the Company.

    The accumulation of a substantial stock position in a public company by a third party may constitute a prelude to proposing a takeover, a restructuring, a sale of all or part of the company, or other similar extraordinary corporate actions. Such actions are often undertaken by the third party without advance notice to or consultation with the corporation's management. In many cases, the purchaser seeks representation on the corporation's Board of Directors in order to increase the likelihood that his proposal will be implemented by the corporation. If the corporation resists the efforts of the purchaser to obtain representation on the corporation's Board, the purchaser may commence a proxy contest to have its nominees elected to the Board in place of certain directors, or the entire Board.

    Takeover attempts that have not been negotiated or approved by the Board of Directors of a corporation can seriously disrupt the business and management of a corporation and may offer to the stockholders terms that may be less favorable to all of the stockholders than would be available in a Board approved transaction. Board approved transactions may be carefully planned and undertaken in order to obtain maximum value for the corporation and all of its stockholders. The Board believes that it is in the best interest of the Company and its stockholders to adopt the amendments to the Certificate of Incorporation represented by Proposals 3A, B and C, in part, to eliminate certain procedural advantages in favor of a hostile acquire and to strengthen the ability of the Board to resist takeovers deemed undesirable.

    The Board of Directors recognizes that takeover attempts do not always have the unfavorable consequences or affects discussed above and may frequently be beneficial to the stockholders, providing all of the stockholders with considerable value for their shares. The Board of Directors believes, however, that the potential disadvantages of unapproved takeover attempts are sufficiently great that prudent steps to reduce the likelihood of such unapproved takeover attempts are in the best interest of Company and its stockholders. Accordingly, the Board of Directors believes that the amendments to the Certificate of Incorporation, in the form of Proposals 3A, B and C, should be adopted. Notwithstanding the belief of the Board of Directors as to the benefits to stockholders of the amendments, stockholders should recognize that one of the affects of such amendments may be to discourage a future attempt to acquire control of the Company. Additionally the proposed amendments could make it more difficult to implement a change in control of the Company that is opposed by the Board of Directors. This strengthened authority of the Board of Directors could enable the Board to resist the removal of one or more of its members.

    While it is possible for the proposed amendments to be misused in an attempt to resist reasonable takeover actions contrary to a board's fiduciary obligation, the Board of Mylex is aware of and committed to its fiduciary obligations. Moreover, there are fiduciary conduct standards in place to prevent such misuse.

    The Board of Directors has no current intention to propose to the Company's stockholders other measures designed to discourage takeovers or proxy contests other than those included in Proposals 3A, B and C, although additional measures may be proposed if warranted from time to time in the judgment of the Board of Directors.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

    Approval of each of the proposed amendments requires the affirmative vote of owners of a majority of the outstanding shares of the Company's common stock entitled to vote in person or by proxy at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock is present and voting. As more fully discussed below, the Board of Directors believes the proposed amendments, taken together, would, if adopted, reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Company's Board of Directors without the support of the incumbent Board. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of Directors can elect all Directors then being elected.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENTS ARE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF EACH OF THE PROPOSED AMENDMENTS. THE FOLLOWING SUMMARY DESCRIPTION OF EACH OF THE PROPOSED AMENDMENTS IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AMENDMENTS WHICH APPEAR AS EXHIBITS B, C AND D HERETO.

    PROPOSAL 3A:  CLASSIFICATION OF THE BOARD OF DIRECTORS AND RELATED MATTERS

    The Board of Directors proposes to amend the Company's Certificate of Incorporation by adding Article Twelfth which provides that the Board of Directors will be divided into three classes of directors serving staggered terms (the "Classified Board Amendment"). Proposal 3A also contains provisions concerning the size of the Board, quorum requirements, the filling of Board vacancies and procedures for altering or repealing the Classified Board Amendment. Proposal 3A provides for three classes of directors, each class to be as nearly equal in number of directors as possible given the size of the Board. Directors will serve for three years, with one class being elected each year. However, if Proposal 3A is adopted, members of all three classes will be elected initially at the 1997 Annual Meeting. If Proposal 3A is approved and the slate of seven directors proposed for election at the 1997 Annual Meeting are elected, they would be elected in three separate classes as follows: three "Class I Directors" would be elected for a term expiring at the 1998 Annual Meeting, two "Class II Directors" would be elected for a term expiring at the 1999 Annual Meeting, and two "Class III Directors" would be elected for a term expiring at the 2000 Annual Meeting. At each annual meeting after the 1997 Annual Meeting, only directors within the class whose term is expiring that year would be voted upon, and upon election each such director would serve a three-year term. It should be noted that this Classified Board Amendment (Proposal 3A), if approved, will apply to every election of directors, including the election of directors at the 1997 Annual Meeting, whether or not any threat of a change in control exists at that time.

    Under Proposal 3A the Board of Directors would be empowered to determine from time to time the size of the Board of Directors, but in no event could they determine to have a Board consisting of less than three directors. The total number of directors and the number of directors constituting each class of directors (with each of the three classes being as nearly equal as possible) could be fixed or changed from time to time by the Board of Directors, subject to the three director minimum. Currently, the Company's Certificate of Incorporation provides that the number of directors of the Company shall be fixed by the Bylaws, and the Bylaws provide that the number of directors shall be one or more.

    Subject to Delaware law, Proposal 3A expressly delegates to incumbent directors sole power to fill vacancies whether occurring by an increase in the number of directors or otherwise. A director elected to fill a vacancy would hold office for the unexpired portion of the term of the director who was being replaced. A director elected to fill a newly created directorship would hold office until the next election for the class to which such director was elected. If the size of the Board is increased, the additional directors would be apportioned among the three classes of directors to keep all such classes as nearly equal in number as possible.

    Proposal 3A, if approved, would require the affirmative vote of at least
66 2/3% of all shares of capital stock entitled to vote on such matters to amend or repeal, or to adopt any inconsistent provisions.

    The number of directors to be elected at the 1997 Annual Meeting is seven, which is the number currently set by the Board of Directors pursuant to the Company's Bylaws. The Board of Directors has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or any class of directors.

    REASONS FOR AND EFFECT OF PROPOSAL 3A

    The Board of Directors believes that the adoption of Proposal 3A is advantageous to the Company and its stockholders for a number of reasons. The text of the Classified Board Amendment to the Certificate of Incorporation is attached to this Proxy Statement as Exhibit B.

    Public companies are potentially subject to attempts by various individuals and entities to acquire significant minority positions in the company with the intent either of obtaining actual control of the company by electing their own slate of directors, or of achieving some other goal. Such individuals or entities may be in a position to elect a company's entire board of directors through a proxy contest or otherwise even though they do not own a majority of the company's outstanding shares at the time. If Proposal 3A is approved, a majority of the Company's directors could not be removed by such persons until two annual meetings of stockholders have occurred, unless such removal was for cause and the requisite vote was obtained. The Classified Board Amendment is intended to promote the continuity and stability of the Company's business and management by making it more difficult and time consuming to change majority control of the Board. By providing this additional time to the Board of Directors and eliminating the possibility of rapid removal of the Board, the directors of the Company will have the time necessary to effectively satisfy their responsibility to the Company's stockholders by evaluating any proposal and assessing and developing alternatives without the pressure created by the threat of imminent removal. In addition, Proposal 3A, by providing that directors will serve three-year terms rather than one-year terms, will enhance continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board. The Board believes that this increased stability will permit it to represent more effectively the interests of all stockholders, including the ability to respond to demands or actions by any stockholder or group.

    Proposal 3A may discourage potential purchasers because its provisions would operate to delay a purchaser's ability to obtain control of the Board of Directors since it will generally take a purchaser two annual meetings of stockholders to elect a majority of the Board. In addition, Proposal 3A would similarly delay stockholders who do not approve of policies of the Board from replacing a majority of the directors, unless they can show cause, obtain the requisite vote and then convince the remaining directors to elect more acceptable replacements. For the same reasons, the adoption of Proposal 3A may also deter certain mergers, tender offers or other takeover attempts which some or a majority of holders of the Company's voting stock may deem to be in the best interest of the stockholders.

    The Board has no knowledge of any present effort to gain control of the Company or to organize a proxy contest. In addition, there has been no problem in the past or at the present time with the Board's continuity or stability. However, the Board believes that adopting Proposal 3A is prudent, advantageous and in the best interests of stockholders because it will give the Board more time to fulfill its responsibilities to stockholders and provide greater assurance of continuity and stability in the composition and policies of the Board of Directors. The Board also believes such advantages outweigh any disadvantage relating to discouraging potential acquirors from attempting to obtain control of the Company.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 3A.

    PROPOSAL 3B:  STOCKHOLDER ACTION BY WRITTEN CONSENT

    The Board of Directors proposes to amend the Company's Certificate of Incorporation to add a new provision to require that stockholder action must be taken at an annual or special meeting of stockholders and to prohibit stockholder action by written consent. Under Delaware law, any actions required or permitted to be taken by stockholders may be taken (unless a company's certificate of incorporation otherwise provides) without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of stock having the requisite number of votes. The Company's existing Certificate of Incorporation does not prohibit such action by written consent and the Company's present Bylaws provide that action may be taken by written consent. Consequently, unless Proposal 3B is approved, persons holding a majority interest in the Company could take significant corporate action without giving all stockholders notice or the opportunity to vote.

    Proposal 3B, if approved, would also require the affirmative vote of the holders of at least 66 2/3% of all shares of capital stock entitled to vote on such matters to amend or repeal, or to adopt any inconsistent provisions.

    REASONS FOR AND CERTAIN EFFECTS OF PROPOSAL 3B

    The Board of Directors believes that the approval of Proposal 3B is advantageous to the Company and its stockholders. The provision of Proposal 3B prohibiting stockholder action by written consent would give all stockholders of the Company, entitled to vote on a particular matter, notice of and the opportunity to participate in the determination of any proposed action on such matter and the chance to take judicial or other action to protect their interests. The text of this proposed amendment to the Certificate of Incorporation is attached to this Proxy Statement as Exhibit C.

    Persons attempting unfriendly takeovers of corporations have attempted to use written consent procedures in order to deal directly with a limited number of stockholders and avoid a stockholder meeting and negotiations with the Boards of Directors of such companies. The Board of Directors believes that this change to eliminate stockholder action by written consent is desirable to avoid untimely action and to ensure that all of the stockholders have the full benefit of the knowledge, advice and participation of the Company's management and Board of Directors. In the event of a proposed acquisition of the Company, the Board of Directors believes that the interests of stockholders will best be served by a transaction that results from negotiations based on careful consideration of the proposed terms by the Board.

    However, any provision in the Company's Certificate of Incorporation which effectively requires a potential acquiror to negotiate with the Company's management and Board of Directors could be characterized as increasing management's and the Board's ability to retain their positions with the Company and to resist a transaction which may be deemed advantageous by certain stockholders. While it is possible for this proposed amendment to be misused in an attempt to resist reasonable takeover actions contrary to a board's fiduciary obligation, the Board of Mylex is aware of and committed to its fiduciary obligations. Moreover, there are fiduciary conduct standards in place to prevent such misuse.

    The elimination of action by written consent may deter acquisitions of the Company's stock and may delay, deter or impede stockholder action not approved by the Board of Directors. Such actions may include stockholder attempts to obtain control of the Board, unsolicited tender offers or other efforts to acquire control of the Company. Proposal 3B may impede or delay, at least until the next regularly scheduled annual meeting (and, if the proposal to adopt a classified Board of Directors is approved, beyond such meeting), the initiation or consummation of business transactions, such as reorganizations, mergers, or recapitalizations, which are opposed by the Board of Directors even though sought by a majority of the stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 3B.

    PROPOSAL 3C:  LIMITATION ON CALLING SPECIAL MEETINGS OF STOCKHOLDERS

    The Board of Directors proposes to amend the Company's Certificate of Incorporation to add a new provision which provides that only a majority of the Board of Directors or a supermajority of 66 2/3% of all shares of capital stock entitled to vote for the election of directors may call a special meeting of the stockholders. Under Delaware law, a special meeting can be called by the Board of Directors or any other person or persons as may be authorized by the certificate of incorporation or by the Bylaws. The Company's existing Certificate of Incorporation does not address special meetings and the Company's Bylaws provide that a special meeting may be called by the President, a majority of the Board of Directors, or by a majority of the stockholders.

    Proposal 3C, if approved, would require the affirmative vote of the holders of at least 66 2/3% of all shares of capital stock entitled to vote on the matter to amend or repeal, or to adopt any inconsistent provisions.

    REASON FOR AND CERTAIN EFFECTS OF PROPOSAL 3C

    The Board of Directors believes that approval of Proposal 3C is advantageous to the Company and its stockholders. The provision of Proposal 3C permitting only a majority of the Board of Directors or a supermajority of 66 2/3% of all shares of capital stock entitled to vote to call a special meeting ensures that special meetings are only called to address issues which have the support of a supermajority of the stockholders or a majority of the Board. The text of this proposed amendment to the Certificate of Incorporation is attached to this Proxy statement as Exhibit D.

    The Board believes that this change to require a supermajority of 66 2/3% of all shares of capital stock entitled to vote to call a special meeting will protect the rights of minority stockholders as well as limit the ability of stockholders to remove the Board of Directors prior to an annual meeting.

    This amendment, when coupled with the requirement that voting stockholders act only at meetings and not by written consent, will have the effect of limiting voting on matters initiated by stockholders prior to the Company's annual meeting. It is the Company's intention that the restriction of the ability of stockholders to call a special meeting, in conjunction with the existing restriction on the use of the written consent procedure, will encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and Board of Directors. This amendment, when coupled with the requirement that voting stockholders act only at meetings and not by written consent, could, however, have the effect of enabling a majority of the incumbent Board of Directors to delay until the annual meeting any action that required stockholder approval, even if the proponents of the action had sufficient stockholder votes to obtain approval of the action at a special meeting of stockholders.

    Any provision in the Company's Certificate of Incorporation which effectively requires a potential acquiror to negotiate with the Company's management and Board of Directors could be characterized as increasing management's and the Board's ability to retain their positions with the Company and to resist a transaction which may be deemed advantageous by certain stockholders. While it is possible for this amendment to be misused in an attempt to resist reasonable takeover actions contrary to a board's fiduciary obligation, the Board of Mylex is aware of and committed to its fiduciary obligations. Moreover, there are fiduciary conduct standards in place to prevent such misuse.

    The limitation on the calling of special meetings may deter acquisitions of the Company's stock and may delay, deter or impede stockholder action not approved by the Board of Directors. Such actions may include stockholder attempts to obtain control of the Board, unsolicited tender offers or other efforts to acquire control of the Company. Proposal 3C may impede or delay, at least until the next regularly scheduled annual meeting (and, if the proposal to adopt a classified Board of Directors is approved and/or the prohibition on stockholder action by written consent, beyond such meeting), the initiation or consummation of business transactions, such as reorganizations, mergers, or recapitalizations, which are opposed by the Board of Directors even though sought by a majority of the stockholders.

    This proposed amendment has been unanimously recommended by the Board of Directors. Accordingly, adoption of this proposed amendment requires the favorable vote of the holders of a majority of the outstanding shares of Common Stock of the Company. Proxies of the holders of such stock will be voted on this amendment as specified thereon, but in the absence of such a specification, the proxies will be voted in favor of the proposed amendment.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 3C.

                                 PROPOSAL FOUR
                    AMENDMENT TO THE 1993 STOCK OPTION PLAN

    The Company's 1993 Employee Stock Option Plan (the "Option Plan"), was approved by the Board of Directors on May 9, 1993 and by the stockholders on July 26, 1993. The Option Plan was amended in 1996 to increase the number of reserved shares. As of May 2, 1997, options to purchase 3,216,684 shares have been granted. Shares in excess of the 2,925,000 authorized total were granted subject to stockholder approval.

PROPOSED AMENDMENT

    In January 1997, the Board, subject to stockholder approval, approved an amendment increasing the number of shares reserved for issuance under the Option Plan by an additional 1,900,000, for an aggregate of 4,825,000 shares reserved for issuance under the Option Plan.

SUMMARY OF THE OPTION PLAN

    PURPOSE. The principal purpose of the Option Plan is to provide equity incentives to the Company's employees, consultants, and outside directors by enabling them to participate in the Company's success and to encourage the participants' continued service to the Company.

    ADMINISTRATION. The Option Plan is administered by the Board of Directors of the Company or a committee that is intended to comply with Rule 16b-3 under the 1934 Act and other applicable laws (the "Administrator"). The Administrator has the power to determine eligibility to receive an option, the terms of options granted, including the exercise or purchase price, number of shares subject to the option, the vesting schedule and the term of the option.

    ELIGIBILITY. The Option Plan provides that options may be granted to employees (including officers and directors who are also employees) of the Company or any majority-owned subsidiary, and members of the Board of Directors of the Company who are not officers or employees of the Company (Outside Directors). As of the Record Date, there were 250 employees and five Outside Directors eligible to be granted Options under the Option Plan. Incentive stock options may be granted only to employees. Except with respect to Outside Directors, the Administrator selects the optionees and determines the number of shares to be subject to each option and the time or times at which shares become exercisable under the option. Generally, such options become exercisable or "vest" over a three to four year period. Each option may be exercised only to the extent it is vested.

    OUTSIDE DIRECTORS' OPTIONS. The Option Plan provides that a nonstatutory option to purchase 50,000 shares of the Company's Common Stock (the "First Option") shall be automatically granted (the "Automatic Grant Program") to Outside Directors who are elected or appointed to the Board subsequent to May 9, 1993. An additional option to purchase 50,000 shares of the Company's Common Stock shall be automatically granted to Outside Directors who remain on the Board of Directors of the Company three years following the grant of the First Option. This additional Option shall be the "Second Option." The exercise price of options granted under the Automatic Grant Program is the fair market value of the Company's Common Stock on the date of the automatic grant. Outside Directors may not be granted options under the Option Plan except under the Automatic Grant Program. The First Option becomes exercisable cumulatively with respect to 1/36 of the underlying shares on the first day of each month following the date of grant of such option. The Second Option becomes exercisable cumulatively with respect to 1/60 of the underlying shares on the first day of each month following the date of grant of such option.

    TERMS OF OPTIONS. The terms of options granted under the Option Plan (other than options granted to Outside Directors pursuant to the Automatic Grant Program (the "Outside Director Options")), are determined by the Administrator. Each option granted under the Option Plan is evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

        (a) EXERCISE OF OPTION. An option granted under the Option Plan is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, other shares of the Company's Common Stock or any combination of such methods of payment, or such other consideration and method of payment as is permitted under the law.

        (b) EXERCISE PRICE. The per share exercise price of options under the Option Plan (other than Outside Director Options) is determined by the Administrator and, in the case of incentive stock options, may not be less than 100% of the fair market value on the date of grant. The Administrator may grant nonstatutory stock options at less than fair market value. For so long as the Company's Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ-NMS, the fair market value of a share of Common Stock shall be the closing sale price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of grant of the Option, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.

        (c) TERMINATION OF STATUS AS AN EMPLOYEE, CONSULTANT, OR OUTSIDE DIRECTOR. If the optionee's employment or consulting relationship with the Company or status as an Outside Director is terminated for any reason (other than death or disability), options may be exercised within six (6) months (or such other period of time not exceeding six (6) months as is determined by the Administrator) after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination.

        (d) DEATH OR DISABILITY OF OPTIONEE. Options may be exercised within no more than twelve (12) months following termination because of a permanent and total disability or by the employee's estate after his or her death.

        (e) TERMS AND TERMINATION OF OPTIONS. Options granted under the Option Plan may have a term of up to ten (10) years. No option may be exercised by any person after the expiration of its term. In the case of an incentive stock option granted to an optionee who, immediately before the grant of such option, owns more than 10% of the voting power or value of all classes of stock of the Company, the term of such incentive stock option may not exceed five (5) years.

        (f) TRANSFERABILITY OF OPTIONS. An option is not transferable by the optionee, other than by will or the laws of descent or distribution, and is exercisable during the optionee's life time only by the optionee. In the event of the optionee's death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

        (g) OTHER PROVISIONS. The option agreement may contain such other terms, provisions, and conditions not inconsistent with the Option Plan as may be determined by the Administrator.

    CHANGES IN CAPITALIZATION. In the event a change, such as a stock split or stock dividend payable in Common Stock, is made in the Company's capitalization that results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by the Company, appropriate adjustment shall be made in the option price and number of shares subject to outstanding options. Appropriate adjustment will also be made in the number of shares of Common Stock that have been authorized for issuance under the Option Plan but as to which no options have yet been granted or which have been returned to the Option Plan upon cancellation of an option. Such adjustments shall be made by the Board of Directors, whose determination shall be final and conclusive, subject to any required action by the stockholders of the Company.

    In the event of the proposed dissolution or liquidation of the Company, options outstanding under the Option Plan will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its discretion, declare that any outstanding option (except an Outside Director Option) shall terminate as of a date fixed by the Board and give each optionee the right to exercise his or her option as to all or any part of the optioned stock, including shares as to which the option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding options shall be assumed or an equivalent option shall be substituted by such successor corporation (or a parent or subsidiary of such successor corporation), unless such successor corporation does not agree to assume the options or to substitute an equivalent option, in which case the optionee shall have the right to exercise all outstanding options as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an outstanding option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the optionee that his or her outstanding options shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option will terminate upon the expiration of such period.

    AMENDMENT AND TERMINATION OF THE OPTION PLAN. Except with respect to the Automatic Grant Program, the Board may amend or terminate the Option Plan from time to time in such respects as the Board may deem advisable; provided that, to the extent necessary and desirable to comply with Rule 16b-3 promulgated under the 1934 Act, or with Section 422 of the Code or any other successor or applicable law or regulation, the Company shall obtain stockholder approval of any Option Plan amendment in such a manner and to such a degree as is required by the applicable law, rule, or regulation. The Automatic Grant Program may not be amended more than once every six months. Any amendment or termination of the Option Plan shall not affect options already granted and such options shall remain in full force and effect as if the Option Plan had not been amended or terminated, unless mutually agreed otherwise between the optionee and the Board, which agreement must be in writing and signed by the optionee and the Company.

    In any event, the Option Plan shall terminate in 2003. Any options outstanding under the Option Plan at the time of its termination shall remain outstanding until they expire by their terms.

    TAX INFORMATION. Options granted under the Option Plan may be either "Incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

    INCENTIVE STOCK OPTIONS. If an option granted under the Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option, regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two (2) years after grant of the option and one (1) year after receipt of the shares by the optionee, any gain will be treated as a long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer; director; or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain. Currently, tax on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of individual's other income.

    NONSTATUTORY OPTIONS. All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director, or 10% stockholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss.

    The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.

    The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside.

    PLAN BENEFITS. The Company cannot now determine the number of options to be received in the future by the executive officers named under "EXECUTIVE OFFICER COMPENSATION--Summary Compensation Table," all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. See "EXECUTIVE COMPENSATION--Option Grants in the Last Fiscal Year" for the number of stock options granted to the executive officers named in the Summary Compensation Table in the fiscal year ended December 31, 1996. In the fiscal year ended December 31, 1996, options to purchase 230,000 shares of the Common Stock of the Company were granted to all current executive officers as a group and options to purchase 670,000 shares of Common Stock of the Company were granted to all other employees. (Options granted amounts are net of options cancelled and reissued as a result of a repricing of outstanding options in October 1996. See "Executive Officer Compensation--Ten Year Options" below.)

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

    The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to approve the amendment to the Option Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN.

                                 PROPOSAL FIVE
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Management has selected KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the current fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has audited the Company's financial statements since the fiscal year ended December 31, 1987.

    A representative of KPMG Peat Marwick LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

    The affirmative vote of the holders of a majority of the Company's Common Stock represented and voting at the Annual Meeting will be required to approve and ratify the Board's selection of KPMG Peat Marwick LLP. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.

        MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held a total of eight meetings during 1996. During the year, no director attended fewer than 75% of the meetings of the Board and committees thereof, if any, upon which such director served. The Board had an Audit Committee, a Compensation Committee and a Stock Option Plan Committee. The Board of Directors does not have a Nominating Committee or any committee performing similar functions.

    During 1996, the Audit Committee, which met one time, consisted of Messrs. Love, McKenzie, Mirza and Singh. The Audit Committee approves the engagement of and the services to be performed by the Company's independent auditors and reviews the Company's accounting principles and its system of internal accounting controls. The Audit Committee's functions include (i) recommending to the Board the selection of the independent accountants, (ii) reviewing with the independent accountants the scope of their examination, (iii) receiving the reports of the independent accountants and meeting with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) reviewing, either directly or through the independent accountants, the Company's system of internal accounting controls and the Company's accounting principles, policies and practices, and financial reporting.

    The Stock Option Plan Committee, which met four times in 1996, consisted of Messrs. Dudhia, Mirza and McKenzie. The charter of the Stock Option Plan Committee is to review and approve grants of stock options to employees, including officers, of the Company and to administer the Company's Employee Stock Purchase Plan. The Compensation Committee, consisting of Messrs. Dudhia, Love and Singh, met one time in 1996. The Compensation Committee's role is as described in the Compensation Committee Report in this proxy statement.

                           COMPENSATION OF DIRECTORS

    Each of the Company's directors who do not also serve as employees ("Outside Directors") is renumerated for each Board meeting he attends. In 1996, the Outside Directors were paid a fee of $2,000 for each meeting, other than telephonic meetings, and a $1,000 fee for each telephonic meeting. The Company also reimburses all directors for their reasonable out-of-pocket expenses incurred in connection with their attendance at Board or Committee meetings. In addition, Outside Directors are entitled to participate in the Company's Option Plan. See "PROPOSAL FOUR--AMENDMENTS TO THE 1993 STOCK OPTION PLAN--Summary of the Option Plan."

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth the beneficial ownership of Common Stock as of May 9, 1997, (i) by each director, (ii) by each executive officer named in the Summary Compensation Table, (iii) by all directors and executive officers as a group and (iv) by all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock:

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL       PERCENT
NAME AND ADDRESS(1)                                                  OWNERSHIP        OF CLASS
---------------------------------------------------------------  ------------------  -----------
DIRECTORS AND OFFICERS

  Mr. Al Montross..............................................          300,489(2)        1.43%

  Mr. Alonzo Wilson............................................           36,888(3)        0.18%

  Ms. Colleen Gray.............................................           19,746(4)        0.09%

  Mr. Peter Shambora...........................................           36,640(5)        0.18%

  Mr. KK Rao...................................................           25,000(6)        0.12%

  Mr. Bal Singh................................................            4,193(7)        0.02%

  Mr. Ismael Dudhia............................................           79,984(8)        0.38%

  Dr. Inder M. Singh...........................................          316,847(9)        1.52%

  Dr. M. Yaqub Mirza...........................................          811,106(10)       3.89%

  Mr. Richard Love.............................................          317,547(11)       1.52%

  Mr. Stephen McKenzie.........................................           40,548(12)       0.19%

  All current directors and executive officers as a group (13
    persons)...................................................        1,996,829(13)       9.40%

CERTAIN 5% BENEFICIAL OWNERS

  J. & W. Seligman & Co. (14)..................................        2,244,000          10.41%

------------------------

 (1) All addresses, other than for 5% Beneficial Owners, are at the Company, 34551 Ardenwood Boulevard, Fremont, California 94555.

 (2) Includes 69,319 shares owned and options for 231,170 shares exercisable within sixty days of May 9, 1997.

 (3) Includes options for 36,888 shares exercisable within sixty days of May 9, 1997.

 (4) Includes 8,243 shares owned and options for 11,503 shares exercisable within sixty days of May 9, 1997.

 (5) Includes 640 shares owned and options for 36,000 shares exercisable within sixty days of May 9, 1997.

 (6) Includes options for 25,000 shares exercisable within sixty days of May 9, 1997.

 (7) Includes options for 4,193 shares exercisable within sixty days of May 9, 1997.

 (8) Includes 79,984 shares owned.

 (9) Includes 307,500 shares owned and options for 9,347 shares exercisable within sixty days of May 9, 1997.

 (10)Includes options for 14,347 shares exercisable within sixty days of May 9, 1997 and 769,759 shares held in the following names: Dr. Mirza, 105,000; Mirza Living Trust, 55,000; SAFA Trust, 216,759; and Mar-Jac Investments, 330,000. Dr. Mirza is an officer of SAFA Trust. Dr. Mirza is an officer and director of Mar-Jac Investments, and, therefore, may be deemed to beneficially own the shares held by that stockholder. However, Dr. Mirza disclaims beneficial ownership of all such shares.

(11) Includes 307,700 shares owned and options for 9,847 shares exercisable within sixty days of May 9, 1997.

(12) Includes options for 40,548 shares exercisable within sixty days of May 9, 1997.

(13) Includes options to purchase an aggregate of 425,343 shares of Common Stock exercisable within sixty days of May 9, 1997.

(14) Based upon information provided by J. & W. Seligman & Co. on May 9, 1997. The stockholders' ownership position may have changed since that date. The stockholders' address is 100 Park Avenue, New York, New York 10017.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table sets forth information with respect to compensation earned for services rendered to the Company during each of the last three fiscal years for the Chief Executive Officer and the Company's four other most highly compensated executive officers whose cash compensation exceeded $100,000 in 1996.

                                                                                          LONG-TERM
                                                           ANNUAL COMPENSATION          COMPENSATION
                                                   -----------------------------------  -------------
                                                                             OTHER       SECURITIES
                                                                            ANNUAL       UNDERLYING        ALL OTHER
                                                    SALARY      BONUS    COMPENSATION      OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR        ($)      ($)(6)       ($)(7)           (#)              ($)
--------------------------------------  ---------  ---------  ---------  -------------  -------------  -----------------
Mr. Al Montross(1) ...................       1996    250,000    856,232       19,683        630,000                0
  President and Chief Executive              1995    249,038    664,184       11,604        500,000                0
  Officer                                    1994    200,000    398,771        6,480        430,000                0

Mr. Alonzo Wilson(2) .................       1996    161,635     93,159        3,624        100,481                0
  Vice President and Chief Operating         1995         --         --           --             --               --
  Officer                                    1994         --         --           --             --               --

Ms. Colleen Gray(3) ..................       1996    171,269    107,609        2,722         65,000                0
  Vice President Finance and Chief           1995    140,922     70,847          557         78,000                0
  Financial Officer                          1994    110,832     20,040          329         60,000                0

Mr. Peter Shambora(4) ................       1996    168,233     62,704        5,201         84,000                0
  Vice President, Marketing                  1995    144,000     60,523        2,288         69,000                0
                                             1994    137,638     41,741        1,743         50,000                0

Mr. KK Rao(5) ........................       1996    162,192     53,103        4,243         60,000                0
  Vice President and Chief Technology        1995    144,999     45,379        1,941        125,000                0
  Officer                                    1994    118,274      6,292        1,920        115,000               --

------------------------

(1) Mr. Montross joined the Company in September 1993 as Executive Vice President, was appointed Acting President and Chief Operating Officer in December 1993 and was appointed President and Chief Executive Officer in April 1994.

(2) Mr. Wilson joined the Company in February 1996 as a Vice President and was appointed Chief Operating Officer in June 1996.

(3) Ms. Gray was promoted to Chief Financial Officer in December 1993. In December 1994, she became Vice President Finance.

(4) Mr. Shambora joined the Company in October 1993 as Vice President of Sales and Marketing for alternate channel sales. In April 1996, he became Vice President of Marketing.

(5) Mr. Rao joined the Company in February 1992, became Vice President of Engineering in July 1994, and became Vice President and Chief Technology Officer in October 1996.

(6) Except as described in this footnote, the bonus payments were made pursuant to the Company's Executive Bonus Plan described below. Mr. Montross' bonuses were paid pursuant to his employment agreement with the Company (see "Employment Agreement" below). A portion of the bonus paid to Ms. Gray in 1995 ($30,000) and in 1996 ($45,000) was discretionary and approved by the Board in recognition of her performance in those years.

(7) Other Annual Compensation consists of certain insurance premiums paid by the Company, the Company's contributions to the accounts of the officers under the Company's 401(k) Plan, and, in the case of Mr. Montross, a car allowance.

    All executive officers other than the President and Chief Executive Officer are eligible to receive a quarterly cash bonus under the Company's Executive Bonus Plan. The amount of the cash bonus payable to each executive officer is a percentage of the officer's salary and is typically determined based on 50% of the Company's financial performance, and 50% on the officer's personal performance, during the applicable quarter.

STOCK OPTION AND STOCK PURCHASE PLANS

    STOCK OPTION PLAN. The Company has one stock option plan, its 1993 Stock Option Plan, which provides for the granting of options to directors, officers and other employees of the Company. A description of the material terms and conditions of the Plan is set forth under Proposal Four, "Amendment to the 1993 Stock Option Plan" in this proxy statement.

    EMPLOYEE STOCK PURCHASE PLAN. In 1996, the stockholders of the Company approved the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"), which is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Purchase Plan gives employees of the Company an opportunity to acquire shares of Common Stock at a discount from fair market value by means of payroll deductions. The Purchase Plan, which is administered by the Stock Option Plan Committee of the Board (the "Independent Committee") covers an aggregate of 300,000 shares of Common Stock and terminates in December 2006. Through April 1, 1997, a total of 35,498 shares have been sold under the Purchase Plan, and 264,502 shares are reserved for issuance. As of that date, there were approximately 350 employees eligible to participate in the Purchase Plan.

    The Purchase Plan is implemented by a series of 24-month (formerly 12-month) offering periods, with a new offering period commencing on each June 1 and December 1. The last day of each of the four six-month exercise periods during each offering period is an exercise date under the Purchase Plan. The purchase price for the shares is accumulated by voluntary employee payroll deductions of between 1% and 10% of an employee's eligible compensation during each offering period. The purchase price per share at which shares are sold under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of each offering period or last day of the applicable exercise period, whichever price is lower. In the event that the purchase price per share at the beginning of any offering period is less than the purchase price per share at the beginning of any prior offering period which has not then ended, the Independent Committee in its discretion may terminate the participation of all participants in the prior offering period and enroll them in the new offering period at the same payroll deduction rate.

    No employee will be permitted to purchase, pursuant to the Purchase Plan and any other similar purchase plans of the Company, more than $25,000 worth of stock in any calendar year. In addition, no employee who owns 5% or more of the voting power or value of all classes of stock of the Company will be permitted to purchase shares under the Purchase Plan. Any participant may withdraw from the Purchase Plan at any time prior to the end of the applicable offering period.

    Options under the Purchase Plan may not be transferred by a participant other than by will or under the laws of descent and distribution, and may be exercised during a participant's lifetime only by the participant. In the event of a sale, merger, dissolution of liquidation of the Company or a sale of all or substantially all of the Company's assets, any then current offering periods and exercise periods will terminate immediately prior to the date on which such proposed action is to be consummated, unless otherwise determined by the Independent Committee. Upon any such termination, unless otherwise determined by the Independent Committee, all options to purchase shares will be exercised automatically, on such date, to purchase the maximum number of full shares that may be purchased at the applicable exercise price with each participant's accumulated payroll deductions. Although the Board may at any time amend or terminate the Purchase Plan, no amendment may be made that would cause the Purchase Plan to fail to meet the requirements for employee stock purchase plans in Section 423 of the Code.

401(k) PROFIT SHARING PLAN

    In 1994, the Company adopted its 401(k) Profit Sharing Plan (the "401(k) Plan"), pursuant to Section 401(k) of the Code. Each Employee may participate in the 401(k) Plan beginning the first day of the calendar quarter after he or she has been employed by the Company. Pursuant to the 401(k) Plan, each eligible participant may contribute up to 15% of his or her eligible compensation to the maximum amount permitted under the Code. The Company makes an additional matching contribution each year equal to 50% of each participant's contributions for the year (up to 6% of such participant's eligible compensation for the year) up to a maximum of $2,250 per employee. The Company also may contribute such additional discretionary amount as it may determine. Matching amounts contributed by the Company in 1996 for the benefit of its executive officers are included in the Summary Compensation Table set forth above.

OPTIONS GRANTED IN THE LAST FISCAL YEAR

    The following table discloses, for each executive named in the Summary Compensation Table (the "Named Executives"), options granted during the last fiscal year and the gain or "spread" that would be realized if the options were exercised on the expiration date, assuming that the Company's stock had appreciated at the level indicated, compounded annually over the life of the options.

                                            INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE
                                    ----------------------------------                               VALUE OF ASSUMED
                                                        % OF TOTAL                                ANNUAL RATES OF STOCK
                                       NUMBER OF          OPTIONS                                  PRICE APPRECIATE FOR
                                      SECURITIES        GRANTED TO       EXERCISE                     OPTION TERM(1)
                                      UNDERLYING       EMPLOYEES IN        PRICE     EXPIRATION   ----------------------
NAME                                OPTIONS GRANTED     FISCAL YEAR        ($SH)        DATE        5%($)       10%($)
----------------------------------  ---------------  -----------------  -----------  -----------  ----------  ----------
Al Montross.......................       130,000               9.4          12.875      1/18/06    1,052,612   2,667,526
Alonzo Wilson.....................        20,000               1.4          12.875      7/25/06      161,940     410,389
Colleen Gray......................        24,000               1.7          12.875      1/18/06      194,328     492,446
Peter Shambora....................        20,000               1.4          12.875      1/18/06      161,940     410,389
KK Rao............................        20,000               1.4          12.875      1/18/06      161,940     410,389

------------------------

(1) Potential realizable value less exercise price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    This table discloses the aggregate dollar value realized upon exercise of stock options in the last fiscal year by each Named Executive, as well as the total number of unexercised options and the aggregate dollar value of unexercised options held at the end of the last fiscal year.

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                              OPTIONS AT 1996                   1996
                                  SHARES                     FISCAL YEAR-END(#)         FISCAL YEAR-END($)(1)
                                ACQUIRED ON    VALUE     --------------------------  ---------------------------
NAME                            EXERCISE(#)  REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------  -----------  ----------  -----------  -------------  ------------  -------------
Al Montross...................      --           --         217,500        412,500   $  1,426,250   $ 1,556,250
Alonzo Wilson.................      --           --          25,151         75,330        173,758       382,253
Colleen Gray..................      37,000      735,084       7,500         57,500         59,167       148,875
Peter Shambora................       5,000      104,824      21,750         62,250        131,500       222,000
KK Rao........................      85,000    1,786,875      15,000         45,000         88,750       108,750

------------------------

(1) Total value of options based on fair market value of Company Stock of $12.50 as of December 31, 1996.

TEN-YEAR OPTIONS

    On October 24, 1996, the Company repriced stock options granted to the Company's employees with exercise prices above the then effective market price of the Company's Common Stock. The following table sets forth, for each of the Named Executives, a summary of the repricing of such options held by such person.

                                                                                                               LENGTH OF
                                              NUMBER OF                                                         ORIGINAL
                                              SECURITIES    MARKET PRICE                                      OPTION TERM
                                              UNDERLYING     OF STOCK AT        EXERCISE                      REMAINING AT
                                               OPTIONS         TIME OF        PRICE AT TIME                     DATE OF
                                             REPRICED OR    REPRICING OR      OF REPRICING     NEW EXERCISE   REPRICING OR
NAME                             DATE         AMENDED(#)    AMENDMENT ($)   OR AMENDMENT ($)     PRICE($)      AMENDMENT
--------------------------  ---------------  ------------  ---------------  -----------------  -------------  ------------
Al Montross...............    Oct. 24, 1996      130,000         12.750            16.000           12.875    9 1/4 years
Alonzo Wilson.............    Oct. 24, 1996       --             --                --               --             --
Colleen Gray..............    Oct. 24, 1996       24,000         12.750            16.000           12.875    9 1/4 years
Peter Shambora............    Oct. 24, 1996       24,000         12.750            16.000           12.875    9 1/4 years
KK Rao....................    Oct. 24, 1996       24,000         12.750            16.000           12.875    9 1/4 years

EMPLOYMENT AGREEMENT

    The Company and Mr. Montross, the Company's President, entered into an employment agreement, dated January 1, 1995. The agreement will extend for a term of four years. The basic terms provide for an annual salary of $250,000, a bonus based upon the Company's performance against operating income and net sales objectives, and a discretionary bonus based on Mr. Montross' performance. The terms also provide that Mr. Montross be granted options to purchase shares of Common Stock as follows: 130,000 shares in January 1995; 130,000 shares in January 1996; and 110,000 shares in January 1997. Pursuant to the agreement, Mr. Montross was paid a discretionary bonus of $165,000 and $200,000 for 1995 and 1996, respectively, based on his performance during those years and a discretionary bonus of $75,000 in 1994, in recognition of his contributions to the Company prior to 1995.

EXECUTIVE OFFICERS

    The following provides information about the Company's executive officers who do not also serve as directors:

COLLEEN M. GRAY

    Ms. Gray, age 43, joined the Company in April 1992 as Controller and in December 1993 she was appointed Chief Financial Officer. She was appointed Vice President Finance in December 1994. From 1989 until 1991, she served as Controller of Voicemail International, Inc., a voice messaging equipment manufacturer. From March 1987 through June 1989, she was Assistant Controller for Alcatel Business Systems, Inc. From 1978 to 1987, Ms. Meyers held a series of financial management positions with ITT Courier Terminal Systems. She received a Bachelor of Science degree in Accounting from Arizona State University.

AL WILSON

    Mr. Wilson, age 64, joined Mylex in 1995 through the BusLogic acquisition in February 1996 as a Vice President and the General Manager of the Santa Clara BusLogic facility. He was appointed Chief Operating Officer in June 1996. Mr. Wilson has more than 20 years of executive management experience in the RAID and data storage industries. Prior to joining BusLogic in 1995, he was general manager of Array Technology, a division of EMC. Mr. Wilson's past posts include Vice President of Operations with Toshiba America Information Systems, where he established and managed Toshiba's disk drive development in the U.S. He also held executive positions at IBM, Memorex Corporation, Priam Corporation, and Executive Computer Systems.

JOSEPH A. SCHMIDT

    Mr. Schmidt, age 53, joined the Company in March 1995 as Vice President, Human Resources. Mr. Schmidt served as Vice President, Human Resources and Corporate Officer to Power Up Software Corp., a utility software developer, from January 1991 to May 1993 and as Director of Corporate Human Resources Planning for Diasonics, Inc., a medical equipment manufacturer, from 1986 through 1990. Mr. Schmidt holds a Bachelors degree from the University of Waterloo, and a Masters degree in Human Resources and Manpower Development from the New School for Social Research.

PETER SHAMBORA

    Mr. Shambora, age 53, joined the Company in October 1993, as Vice President, Sales and Marketing of alternate channel sales. In April 1996, he became Vice President, Marketing. From February 1992 to October 1993, he served as Vice President, Sales and Marketing of Mass Microsystems, a storage subsystem manufacturer. From 1987 to 1992, he served as Vice President, Worldwide Sales of Storage Dimensions. Prior to these positions, Mr. Shambora held positions at various technology companies, including Atasi, Four Phase Systems and Ampex. Mr. Shambora received his undergraduate degree from San Jose State University in Industrial Management and a Masters degree from the University of Southern California in Systems Management.

KRISHNAKUMAR RAO SURUGUCCHI ("KK RAO")

    Mr. Surugucchi, age 41, joined the Company in February 1992, as Director of Hardware Engineering. He became Vice President of Engineering in July 1994. He subsequently became Chief Technology Officer and a Vice President in October 1996. Prior to joining the Company, Mr. Surugucchi was Director of Engineering for the Company's subsidiary, Mylex India, from April 1991 to February 1992. Prior to these positions, Mr. Surugucchi was Deputy General Manager for PSI India from 1979 to 1991. Mr. Surgucchi received his undergraduate degree and Masters degree in Electrical Engineering from The Indian Institute of Technology, Bombay, India.

BAL SINGH

    Mr. Singh, age 48, joined the Company in May 1996, as Senior Director of Product Engineering. He was promoted to Vice President, Operations in December 1996. Prior to joining the Company, Mr. Singh served as Vice President-Operations for Buslogic, Inc., a manufacturer of host bus adapters, from June 1995 through April 1996. He also served as the Senior Manager of Product Engineering for Buslogic from September 1994 through May 1995. Buslogic was acquired by the Company in February 1996. Mr. Singh also served as Director of Quality and Operations for AT&T-EO, a company in the communications industry, from August 1993 through August 1994. Prior to that position, he served as Director of Quality and Test Engineering for Comptronix, from July 1990 through July 1993. Prior to these positions, Mr. Singh held a variety of engineering and management positions with several technology companies. Mr. Singh received an undergraduate degree in Engineering from Coventry Technical College in England.

W. HUGH DURDAN

    Mr. Durdan, age 38, joined the Company in February 1997 as its Vice President, Engineering. From August 1980 through January 1997, he served in a number of engineering and engineering management positions with Digital Equipment Corporation ("Digital"), a server manufacturer. From September 1994 until he joined the Company, Mr. Durdan was the Director of Engineering for the Digital Prioris line of servers. He received a Bachelor of Science degree in Computer and Systems Engineering from Rensselaer Polytechnic Institute.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Montross, the Company's President, is employed pursuant to an employment agreement, dated January 1, 1995, with the Company. The agreement will extend for a term of four years. The basic terms provide for an annual salary of $250,000 and a bonus based upon the Company's performance against operating income and net sales objectives. The terms also provide that Mr. Montross be granted options to purchase shares of Common Stock as follows: 130,000 shares in January 1995; 130,000 shares in January 1996; and 110,000 shares in January 1997.

    In January 1996, the Company loaned Colleen Gray, the Company's Vice President-Finance, $100,000 in connection with her purchase of a home. The loan was evidenced by a non-interest bearing promissory note, and was due one year from funding. The loan was repaid in May of 1996. The obligation to repay the loan was secured by shares of Common Stock of the Company subject to vested options granted to Mrs. Gray.

    In 1996, the Company made loans to certain directors, as listed below, related to their exercise of options. The loans are evidenced by interest bearing, full recourse promissory notes with terms described below.

NAME                                        AMOUNT      ISSUE DATE      MATURITY DATE     RATE
----------------------------------------  ----------  ---------------  ---------------  ---------
Dr. Inder Singh.........................  $  116,250    July 26, 1996    July 26, 1997       6.50%
Mr. Richard Love........................  $  193,750    July 26, 1996    July 26, 1997       6.50%
Mr. Ismael Dudhia.......................  $  154,938    Sept. 9, 1996    Sept. 9, 1997       6.50%
                                          ----------
                                          $  464,938

    In 1997, the Company made loans to certain officers, as listed below, related to their exercise of options. The loans are evidenced by interest bearing, full recourse promissory notes with terms described below.

NAME                                     AMOUNT       ISSUE DATE      MATURITY DATE      RATE
-------------------------------------  ----------  ----------------  ----------------  ---------
Al Montross..........................  $  199,974     March 3, 1997     March 3, 1998       6.50%
Colleen Gray.........................  $   54,907     March 3, 1997     March 3, 1998       6.50%
                                       ----------
                                       $  254,881

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee (the "Committee") of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. The Committee is currently composed of three non-employee directors.

    The Committee believes that the compensation of the executive officers, including that of the Chief Executive Officer, (collectively, the "Executive Officers") should be influenced by the Company's performance. The Committee establishes the salaries of all the Executive Officers by considering (1) the salaries of executive officers in similar positions of comparably-sized companies, (2) the Company's financial performance, and (3) the achievement of certain objectives related to the particular Executive Officer's area of responsibility. Key target performance objectives used in determining executive compensation include the attainment of certain levels of revenue and operating income. Base salaries for Executive Officers other than the Chief Executive Officer are set by the Committee, in consultation with the Chief Executive Officer.

    The Company has adopted an Executive Bonus Plan. The purposes of the Executive Bonus Plan are to tie compensation to achievement of performance measures that influence the creation of stockholder value, and to ensure payments are targeted to provide a competitive level of compensation, taking into account the Company's performance against its revenue and operating income objectives, which are set annually by the Committee. The Company achieved its operating income objectives in 1996, and as a result paid a bonus to the Chief Executive Officer of $856,232 and a total of $316,575 to other officers named in the Summary Compensation Table (the "Named Executives").

    The Company's 1993 Stock Option Plan provides for long-term incentive compensation for employees of the Company, including Executive Officers. An important objective of the plan is to provide additional incentives to employees to work to maximize stockholder value. The option program utilizes vesting periods to encourage retention of employees and Executive Officers and reward long-term commitment to employment with the Company. The Stock Option Plan Committee of the Board, in consultation with the Committee and the Chief Executive Officer, is responsible for determining, subject to the terms of the Option Plan, the individuals to whom grants should be made, the timing of grants, the exercise price per share, the number of shares subject to each grant, and the vesting under each grant.

    On October 24, 1996, upon recommendation of the Stock Option Plan Committee, the Board approved the reduction of the exercise price of all stock options previously granted to employees of the Company with exercise price above the then fair market value for the Company's Common Stock, including to Al Montross, Colleen Gray, Peter Shambora and KK Rao, certain of the Named Executives. Subsequent to the original grant of the above-referenced stock options, the price of the Company's Common Stock remained substantially lower than the exercise price for those options. As a result, the Stock Option Plan Committee believed that those options were not serving their primary purpose of incentivizing the employees of the Company, including its officers. Accordingly, the exercise price of all the affected options was reduced to $12.875, slightly above the closing market price of the Company's Common Stock as reported on the NASDAQ National Market as of the date of the repricing.

    The terms of the President and Chief Executive Officer's compensation plan, which is set forth in an Employment Agreement with the Company for a four year term, commencing January 1, 1995, provides for (1) a base salary of $250,000, which may be increased annually by the Board, (2) a cash bonus payable on the achievement of certain objectives based on the Company's operating income and net sales, and (3) grants of options to purchase shares of the Company's Common Stock, vesting at a stated percentage per year. The factors taken into consideration in determining this compensation were generally the same factors used in determining the compensation of each of the Company's other executive officers.

                                          Dr. Inder Singh
                                          Mr. Ismael Dudhia
                                          Mr. Richard Love

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Dudhia, Mr. Love and Dr. Singh comprise the Compensation Committee for the Board. Mr. Love is the current Treasurer of the Company and was appointed in January 1995. Dr. Singh was Treasurer of the Company from February 1989 to November 1989.

STOCK PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative return to the Company's stockholders of an investment in the Company's Common Stock with the cumulative return of the NASDAQ National Market Index and the NASDAQ Computer Manufacturer Index for the period commencing January 1, 1991 and ending Decmber 31, 1996. No assurance can be given that the return to stockholders over the specified period will be indicative of future returns to stockholders.

                    PERFORMANCE GRAPH FOR MYLEX CORPORATION
                       FIVE YEAR CUMULATIVE TOTAL RETURN
             MYLEX CORPORATION, NASDAQ NATIONAL MARKET INDEX (USA)
              AND NASDAQ COMPUTER MANUFACTURER STOCK INDEX (#357)*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             MYLEX      NASDAQ MARKET (USA)      NASDAQ COMPUTER MANUFACTURER
1991         $100.00                  $100.00                           $100.00
1992          222.73                   116.38                            134.42
1993          240.91                   133.59                            127.39
1994          406.84                   130.59                            139.92
1995          695.45                   184.67                            220.39
1996          454.55                   227.16                            295.94

                                                                                    FISCAL YEAR END
                                                            ----------------------------------------------------------------
                                                              1991       1992       1993       1994       1995       1996
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Mylex.....................................................     100.00     222.73     240.91     406.84     695.45     454.55
NASDAQ National Market Index (USA)........................     100.00     116.38     133.59     130.59     184.67     227.16
NASDAQ Computer Manufacturer Stock Index..................     100.00     134.42     127.39     139.92     220.39     295.94

------------------------

* Assumes $100 invested on December 31, 1991 in the Company's Common Stock, in the NASDAQ Market (USA) and in the NASDAQ Computer Manufacturer Stock Index, and that any dividends were reinvested. The Company has not paid any dividend on the Common Stock.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of registered class of the Company's equity securities, to file certain reports of ownership with the Security and Exchange Commission (the "SEC"). Such officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, with respect to the year ended December 31, 1996, or written representations from certain reporting persons, the Company believes that, except as described below, all such reports required to be filed by such reporting persons during or with respect to such year have been filed in a timely manner.

    Peter Shambora, the Company's Vice President, Marketing, filed a Form 4 in June 1996, reporting the exercise of options to purchase Common Stock and the disposition of such shares, which transactions should have been reported in a Form 4 in April 1996. KK Rao, a Vice President of the Company, filed a Form 4 in June 1996, reporting the exercise of options to purchase Common Stock and the disposition of such shares, which transactions should have been reported in a Form 4 in April 1996. Sherman Tom, the Company's former Vice President-Operations, filed a Form 4 in June 1996, reporting the exercise of options to purchase Common Stock and the disposition of such shares, which transactions should have been reported in a Form 4 in April 1996. Colleen Gray, the Company's Vice President-Finance, filed a Form 4 in June 1996, reporting the exercise of options to purchase Common Stock and the disposition of such shares, which transactions shares should have been reported in a Form 4 in April 1996. Ismael Dudhia, a Director of the Company, filed a Form 4 in June 1996, reporting the exercise of options to purchase Common Stock and the disposition of a portion of such shares, which transactions should have been reported in a Form 4 in April 1996.

                                 ANNUAL REPORT

    The Company's Annual Report to Stockholders for its fiscal year ended December 31, 1996 has been mailed to stockholders concurrently with the mailing of this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of the Company's proxy solicitation materials.

    UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL PROVIDE TO SUCH STOCKHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, WITHOUT EXHIBITS, AS FILED WITH THE SEC. SUCH REQUESTS SHOULD BE DIRECTED IN WRITING TO THE SECRETARY OF THE COMPANY AT 34551 ARDENWOOD BOULEVARD, FREMONT, CALIFORNIA 94555.

                                 OTHER MATTERS

    Management does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the proxies in accordance with their judgment.

                                          ON BEHALF OF THE BOARD OF DIRECTORS

                                          /s/ Al Montross

                                          Al Montross
                                          CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                   EXHIBIT A
PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF
                             SHARES OF COMMON STOCK

IF THE PROPOSED AMENDMENT INCREASING THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY HAS AUTHORITY TO ISSUE IS ADOPTED, ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION WILL BE AMENDED TO READ AS FOLLOWS:

    "The total number of shares of common stock which the Corporation shall have authority to issue is 120,000,000. The par value of each of such shares is $0.01. All such shares are of one class and shares of Common Stock."

                                   EXHIBIT B
PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION ESTABLISHING A CLASSIFIED
                               BOARD OF DIRECTORS

IF THE PROPOSED AMENDMENT ESTABLISHING A CLASSIFIED BOARD OF DIRECTORS IS ADOPTED, THE CERTIFICATE OF INCORPORATION WILL BE AMENDED BY ADDING ARTICLE TWELFTH, WHICH WILL READ AS FOLLOWS:

    "(a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than three. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1997 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A majority of total directors shall constitute a quorum for the transaction of business.

    (b) Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum. or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

    (c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of all shares of capital stock entitled to vote for the election of directors, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Twelfth."

                                   EXHIBIT C
     PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROVIDE THAT STOCKHOLDER ACTION MAY ONLY BE TAKEN AT ANNUAL OR SPECIAL MEETINGS OF
              STOCKHOLDERS AND NOT BY STOCKHOLDER WRITTEN CONSENT

IF THE PROPOSED AMENDMENT PROVIDING THAT STOCKHOLDER ACTION MAY ONLY BE TAKEN AT ANNUAL OR SPECIAL MEETINGS OF STOCKHOLDERS AND NOT BY STOCKHOLDER WRITTEN CONSENT, THE CERTIFICATE OF INCORPORATION WILL BE AMENDED BY ADDING ARTICLE THIRTEENTH, WHICH WILL READ AS FOLLOWS:

    "(a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by any such holders.

    (b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of all shares of capital stock entitled to vote on the matter, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Thirteenth."

    * In the event that the proposal relating to classification of the Company's Board of Directors and other related provisions is not approved and this proposed Article Thirteenth is approved, this Article shall be numbered Article Twelfth.

                                   EXHIBIT D
 PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROVIDE THAT SPECIAL
   MEETINGS OF STOCKHOLDERS MAY ONLY BE CALLED BY A MAJORITY OF THE BOARD OF DIRECTORS OR BY A SUPERMAJORITY OF 66 2/3% OF ALL SHARES OF CAPITAL STOCK
                        ENTITLED TO VOTE FOR THE MEETING

IF THE PROPOSED AMENDMENT PROVIDING THAT SPECIAL MEETINGS OF STOCKHOLDERS MAY ONLY CALLED BY A MAJORITY OF THE BOARD OF DIRECTORS OR BY A SUPERMAJORITY OF
66 2/3% OF ALL SHARES OF CAPITAL STOCK ENTITLED TO VOTE FOR THE MEETING, THE CERTIFICATE OF INCORPORATION WILL BE AMENDED BY ADDING ARTICLE FOURTEENTH, WHICH WILL READ AS FOLLOWS:

    "(a) Special meetings of stockholders may only be called by a majority of the Board of Directors or by a supermajority of 66 2/3 of all shares of capital stock entitled to vote for the meeting.

    (b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of all shares of capital stock entitled to vote for the meeting, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Fourteenth."

    * In the event that the proposal relating to classification of the Company's Board of Directors and other related provisions is not approved and the proposal relating to the provision that stockholder action may only be taken at annual or special meetings of stockholders and not by stockholder written consent is approved, and this proposed Article Fourteenth is approved, this Article shall be numbered Article Thirteenth. If neither proposal is approved, and this proposal Article Fourteenth is approved, this Article shall be numbered Article Twelfth.

                               MYLEX CORPORATION
                 PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                    ----------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of MYLEX CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 28, 1997, and hereby appoints Al Montross, Colleen Gray and Ismael Dudhia, each with the power to act without the others and with full power of substitution, to vote and otherwise represent all of the shares registered in the name of the undersigned at the 1997 Annual Meeting of Stockholders of MYLEX CORPORATION to be held on June 30, 1997 at 2:00 p.m., local time, at the Holiday Inn, 625 El Camino Real, Palo Alto, California 94301, and at any adjournment or adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the matters set forth below:

1. Election of Directors.   FOR all nominees listed below     WITHHOLD AUTHORITY to vote
                            (except as marked to the          for all nominees listed below
                            contrary below) / /               / /

  AL MONTROSS, DR. INDER M. SINGH, DR. M. YAQUB MIRZA, ISMAEL DUDHIA, RICHARD
                   LOVE, STEPHEN MCKENZIE, AND WALTER WILSON

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)

       (a) If Proposal 3(a) below is approved, Directors Montross and Dudhia will serve a three-year term, Directors Singh and McKenzie will serve a two-year term, and Directors Mirza, Love and Wilson will serve a one-year term; or

       (b) if Proposal 3(a) below is not approved, all seven Directors will serve a one-year term.

2. To amend the Company's Certificate of Incorporation to increase its authorized shares of Common Stock from 40,000,000 to 120,000,000 shares.

                FOR  / /        AGAINST  / /        ABSTAIN  / /

3. To approve further amendments to the Company's Certificate of Incorporation:

       (a) to provide for the classification of the Board of Directors and related matters;

                FOR  / /        AGAINST  / /        ABSTAIN  / /

       (b) to limit stockholder action by written consent; and

                FOR  / /        AGAINST  / /        ABSTAIN  / /

       (c) to limit the calling of special meetings of the stockholders.

                FOR  / /        AGAINST  / /        ABSTAIN  / /

4. To amend the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance by an additional 1,900,000 shares, for an aggregate of 4,825,000 shares.

                FOR  / /        AGAINST  / /        ABSTAIN  / /
                                      (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

(CONTINUED FROM OTHER SIDE)

5. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants of the Company for the fiscal year ending December 31, 1997.

                FOR  / /        AGAINST  / /        ABSTAIN  / /

6. To transact such other business as may properly come before the meeting or any adjournments thereof.

                FOR  / /        AGAINST  / /        ABSTAIN  / /

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AS THE PROXY HOLDERS DEEM ADVISABLE.
                                                 _______________________________
                                                     (Name typed or printed)
                                                 _______________________________
                                                           (Signature)
                                                 _______________________________
                                                     (Title, if appropriate)
                                                 Date: ___________________, 1997

                                                 I plan to attend the
                                                 meeting:         Yes / / No / /

                                                 Please sign exactly as your
                                                 name appears on your stock
                                                 certificate. If such stock is
                                                 held by joint tenants, both
                                                 persons should sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please note your
                                                 title as such. If the stock is
                                                 registered in the name of a
                                                 corporation, please sign in the
                                                 corporation's name by the
                                                 president or any other
                                                 authorized officer. If the
                                                 stock is registered in the name
                                                 of a partnership, please sign
                                                 in the partnership's name by an
                                                 authorized person.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE
          THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.